UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 12, 2012

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	001-31625	33-0864902
(State or other jurisdiction of incorporation or organization	(Commission file number)	(I.R.S. Employer Identification No.)

4490 Von Karman Avenue Newport Beach, California		92660
(Address of principal executive offices)		(Zip Code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 12, 2012, William Lyon Homes, a Delaware corporation (the “Company”), entered into a Subscription Agreement (the “Subscription Agreement”) between the Company and WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson & Co. Inc. (“Paulson”), pursuant to which, the Company issued to Paulson (i) 15,238,095 shares of the Company’s Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), for $16,000,000 in cash and (ii) 12,173,913 shares of the Company’s Convertible Preferred Stock, $0.01 par value per share (“Convertible Preferred Stock”), for $14,000,000 in cash, for an aggregate purchase price of $30,000,000 (the “Stock Issuance”).

The Subscription Agreement contains customary representations, warranties and other provisions for investments of this type as well as (i) a covenant that requires the Company to use best efforts to obtain the consent of the Company’s stockholders by November 30, 2012 to amend and restate its existing Amended and Restated Certificate of Incorporation (the “Charter”) to (x) increase the size of the Company’s board of directors (the “Board”) from seven to eight members, up to and until the Conversion Date (as defined below), (y) provide the holders of Class A Common Stock the right to elect the director to fill the newly created Board seat and (z) revise the definition of “Convertible Preferred Original Issue Price” to equal the price per share at which shares of Convertible Preferred Common Stock are issued; and (ii) a provision that provides Paulson the right to designate one observer to the Board until the earlier to occur of (x) the Conversion Date or (y) the date that an individual designated by Paulson is appointed by the Board.

In connection with the Stock Issuance, the Company also amended its Class A Common Stock Registration Rights Agreement and Convertible Preferred Stock and Class C Common Stock Registration Rights Agreement to include in such agreements the shares issued to Paulson so that Paulson may become a party to such agreements with equal rights, benefits and obligations as the other stockholders who are parties thereto.

Item 3.02	Unregistered Sales of Equity Securities.

As described in Item 1.01, which is incorporated into this Item 3.02 by this reference, on October 12, 2012, the Company effected the Stock Issuance pursuant to the terms and conditions of the Subscription Agreement.

The shares of Class A Common Stock and Convertible Preferred Stock were issued to Paulson in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), and/or Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act, based upon the following: (a) the offer and sale of the securities were part of a privately negotiated transaction only with Paulson and did not involve a general solicitation and (b) Paulson represented in the transaction documents that it was an accredited investor as defined in Regulation D of the Securities Act.

Prior to the Conversion Date, each share of Convertible Preferred Stock is convertible, at the option of the holder, into such number of fully paid and non-assessable shares of Class C Common Stock as is determined by dividing the Convertible Preferred Original Issue Price (as defined in the Company’s Certificate of Incorporation in effect at the time of such conversion) by the then applicable conversion price applicable to Class C Common Stock, and each share of Class C Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock.

Upon the occurrence of the Conversion Date, each share of Convertible Preferred Stock will automatically convert into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the Convertible Preferred Original Issue Price by the then applicable conversion price.

Under the Company’s Charter, the “Conversion Date” shall be deemed to occur on the earlier of (i) the date on which the majority of the Company’s Class A Common Stock, voting together as a separate class, and the majority of the Company’s Convertible Preferred Stock and Class C Common Stock, voting together as a separate class, vote in favor of the mandatory conversion of such shares; (ii) the closing by the Company of a sale of its Class A Common Stock in a firmly underwritten public offering where the gross proceeds to the Corporation are $25 million or more and the gross offering price per share to the public of Class A Common Stock in such offering equals or exceeds 130% of the then-prevailing Base Price (as defined in the Charter); and (iii) if the Class A Common Stock is listed on a national securities exchange, then the date on which the 30 day volume weighted average trading price equals or exceeds 130% of the then-prevailing Base Price per share and the aggregate dollar trading volume for such 30 day period is greater than or equal to $4 million.

The foregoing description of the terms under which the Company’s Convertible Preferred Stock and Class C Common Stock are convertible into shares of Class A Common Stock (or shares of Class C Common Stock, as applicable) is a summary only and is qualified in its entirety by reference to the Company’s Charter, which was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2012, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2012

WILLIAM LYON HOMES

By:	/s/ COLIN T. SEVERN
Name:	Colin T. Severn
Its:	Chief Financial Officer